Exhibit 99(a)(5)(B)

FOR IMMEDIATE RELEASE

Contact:	News Media	Investor Relations
	Sheri Woodruff	Ed Arditte
	609-720-4399	609-720-4621
	swoodruff@tyco.com	Karen Chin
609-720-4398

TYCO TO REPURCHASE ZERO COUPON CONVERTIBLE DEBENTURES DUE 2021

PEMBROKE, Bermuda — Feb. 13, 2007 — Tyco International Ltd. (NYSE: TYC; BSX: TYC) today announced the results of its offer to repurchase Zero Coupon Convertible Debentures due Feb. 12, 2021 issued by its wholly owned subsidiary, Tyco International Group S.A.  Holders’ option to surrender their debentures for repurchase expired at 5:00 p.m., New York City time, on Feb. 12, 2007.

Tyco has been advised by the depositary, U.S. Bank, N.A., that $53,100 in aggregate principal amount at maturity of debentures were validly surrendered for repurchase and not withdrawn and Tyco has repurchased all of such debentures.  The purchase price for the debentures was $811.22 in cash per $1,000 in principal amount at maturity.  The aggregate purchase price for all of the debentures validly surrendered for repurchase and not withdrawn was $43,075.78.

ABOUT TYCO INTERNATIONAL

Tyco International Ltd. is a global, diversified company that provides vital products and services to customers in four business segments: Electronics, Fire & Security, Healthcare, and Engineered Products & Services.  With 2006 revenue of $41 billion, Tyco employs approximately 240,000 people worldwide.  More information on Tyco can be found at www.tyco.com.

FORWARD-LOOKING STATEMENTS

This release may contain certain forward-looking statements. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: future financial condition and operating results. Economic, business, competitive and/or regulatory factors affecting Tyco’s businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in Tyco’s Annual Report on Form 10-K for the fiscal year ended Sept. 29, 2006, and Quarterly Report on Form 10-Q for the quarterly period ended Dec. 29, 2006.

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